Exhibit 99.1

BROOKFIELD PROPERTY REIT INC. ANNOUNCES INTENTION TO COMMENCE TENDER OFFER TO ACQUIRE UP TO 9,166,667 SHARES OF CLASS A STOCK AT A PRICE OF $12 PER SHARE

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BROOKFIELD NEWS, July 2, 2020 – Brookfield Property REIT Inc. (“BPYU” or “the Company”) (NASDAQ: BPYU) announced today its intention to commence a tender offer (the “Offer”) to purchase up to 9,166,667 shares of BPYU’s Class A Stock, par value $0.01 per share (“Class A Stock”), from public shareholders for a price of $12 per share, representing a 17.3% premium to the share price on the Nasdaq Stock Market as of market close on July 1, 2020. The total value of the Offer is expected to be approximately $110 million.

For greater clarity, the Offer will not be made for limited partnership units (“BPY Units”) of Brookfield Property Partners L.P. (“BPY”), which will be the subject of a concurrent and separate offer by BPY. However, shareholders of Class A Stock have the option to exchange, on a 1-for-1 basis, their Class A Stock for BPY Units if they wish to participate in the BPY offer. BPY has advised BPYU that it intends to exercise its right to satisfy all exchange requests received from holders of Class A Stock by delivering BPY Units for so long as the BPY offer is outstanding, although there can be no assurances that the BPY offer will not be oversubscribed. It should be noted that in the first quarter of 2019 both BPYU and BPY made concurrent and separate offers to their respective shareholder bases, with the end result being an oversubscription of the BPYU offer and an undersubscription of the BPY offer. Instructions on how to convert Class A Stock for BPY Units can be accessed at the following weblink: https://bpy.brookfield.com/bpyu/stock-and-dividends/exchange-bpyu-for-bpy.

If more than 9,166,667 shares of Class A Stock are properly tendered and not properly withdrawn, BPYU will purchase shares of Class A Stock on a pro rata basis after giving effect to “odd lot” tenders (holders of Class A Stock beneficially owning fewer than 100 shares), which will not be subject to proration. In that case, shares of Class A Stock that are not purchased will be returned to shareholders.

The Offer will expire at 5:00 p.m. (Eastern time) on August 12, 2020, unless extended or withdrawn by BPYU. The Offer will not be conditioned upon the receipt of financing or upon any minimum number of shares of Class A Stock being tendered. The Offer will, however, be subject to other conditions, and BPYU will reserve the right, subject to applicable laws, to withdraw or amend the Offer, if, at any time prior to the payment of deposited shares of Class A Stock, certain events occur.

The formal offer to purchase, together with the related letters of transmittal and notices of guaranteed delivery and any amendments or supplements thereto (collectively, the “Offer Documents”), containing the terms and conditions of the Offer and instructions for tendering shares of Class A Stock, among other things, will be sent to shareholders or their designated brokers and will be filed on or about July 6, 2020 with the Securities and Exchange Commission (“SEC”) and will be available on EDGAR at www.sec.gov. The Offer Documents will contain important information about the Offer and shareholders are urged to read them carefully when they become available.

The depositary for the Offer is American Stock Transfer & Trust Company, LLC. The Offer Documents will be mailed to registered holders. Beneficial holders will receive the offer to purchase and a communication to consult with their bank, broker or other nominee, if they wish to tender shares. The contact details for the information agent and depositary will be included in the Offer Documents.

None of BPYU nor its Board of Directors makes any recommendation to holders of Class A Stock as to whether to tender or refrain from tendering any or all of their shares of Class A Stock in the Offer. Holders of Class A Stock are urged to read the Offer Documents carefully and in their entirety, and to consult their own financial, tax and legal advisors and to make their own decisions with respect to participation in the Offer.

The Offer has not yet commenced. This press release is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any shares of Class A Stock in the Offer. The full details of the Offer, including instructions on how to tender shares of Class A Stock, will be made pursuant to the Offer Documents that will be filed with the SEC and that BPYU will distribute to holders of its Class A Stock. These documents contain important information about the Offer and holders of Class A Stock are urged to read them carefully. When available, holders of Class A Stock may obtain a free copy of the offer statement on Schedule TO and the Offer Documents from the SEC’s website at www.sec.gov

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About Brookfield Property REIT Inc.

Brookfield Property REIT Inc. is a subsidiary of Brookfield Property Partners L.P., (NASDAQ: BPY; TSX: BPY.UN) one of the world’s largest commercial real estate companies, with approximately $87 billion in total assets. Brookfield Property REIT Inc. was created as a public security that is intended to offer economic equivalence to an investment in Brookfield Property Partners in the form of a U.S. REIT stock.

Brookfield Property Partners are leading owners, operators and investors in commercial real estate, with a diversified portfolio of premier office and retail assets, as well as interests in multifamily, triple net lease, industrial, hospitality, self-storage, student housing and manufactured housing assets.

Contact:

Matt Cherry

Senior Vice President, Investor Relations

Tel: 212-417-7488

Email: matthew.cherry@brookfield.com

Forward-Looking Statements

This press release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature or depend upon or refer to future events or conditions, include statements regarding the intention to commence the Offer, which may not be commenced on the terms and conditions expected or at all, our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: BPYU’s ability to complete the anticipated Offer in a timely manner or at all; risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business, including as a result of the global pandemic caused by a novel strain of coronavirus, COVID-19; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes, hurricanes or pandemics/epidemics; and other risks and factors detailed from time to time in our documents filed with the SEC. In addition, our future results may be impacted by risks associated with COVID-19 and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may result in a decrease of cash flows and impairment losses and/or revaluations on our investments and real estate properties, and we may be unable to achieve our expected returns.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.